EXHIBIT 99.2

Q1 2025 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q1 2025.

I would like to discuss our Company condition and our product lines first along with what we think might occur in Q2 and Q3 2025. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations.

TPA is used in agriculture to significantly increase crop yield. It acts by allowing the fertilizer to remain available longer for the plants to use.

TPA is a biodegradable way of treating oilfield water to prevent scale and keep oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

In our food division, a special version of TPA is sold as a wine stability aid.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes and evaporation. N Savr 30™ is effective at reducing nitrogen loss from runoff.

Food products: Our IL plant is FDA and SQF certified. We have commercialized one food product, the wine additive, based on polyaspartates that was developed fully in house.

In January, we announced a new food grade contract. In order to achieve the objectives of that contract, there are certain actions that must be completed. For example, we need to install new, specialized equipment capable of manufacturing the product.

In addition, we need to install a new “clean room” because our current clean rooms are not suitable for the processes.

There will be CAPEX associated with our efforts to earn this business because our food grade improvements over the last 2 years did not anticipate this new product category. We estimate additional CAPEX of approximately $4 million for equipment and plant improvements combined. We have substantial cash on hand in our US subsidiaries and access to a mostly unused LOC. There will be no equity financing needed.

CAPEX involving equipment and improvements requires lead time for delivery and installation time prior to testing leading, hopefully, to purchase orders for production. These lead times are being reduced as much as we can control and our estimate of the earliest that production could begin is Q4. After we are satisfied that we can manufacture the product at scale, and assuming that we can still meet our customer’s pricing expectations, we then hope to begin receiving purchase orders. As such, we believe that revenue could begin in Q4 and could reach significant levels by the start of 2026.

Earning these future purchase orders and hopefully growing them to the estimated maximum revenue of $30 million per year is the critical goal for the next 4 - 6 quarters. We hope to execute this to the customers absolute satisfaction and obtain orders before taking on additional major projects.

As part of the clean room and equipment expansion program, we expect to be able to quickly increase capacity by adding duplicate equipment.

In addition, we have extra capacity in certain food product categories available and have done R&D toward significant business in several products. We could accept new business from these potential customers in 2025 provided it does not interfere with our primary efforts.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets. We expect growth to continue in 2025 with the growth occurring in the second half of 2025.

The Florida LLC investment: The LLC was profitable in Q1. The Company is focused on international agriculture sales into multiple countries. Its management has advised us that they estimate a return to growth in 2025 which should translate into increased revenue for FSI.

Agricultural products in the US are under pressure; crop prices are still not increasing at the rate of inflation and extreme uncertainty is present due to tariff changes. Growers are facing a conflict between rising costs and low crop prices, aggravated by political actions. In some cases, sales were lost for the whole season while China maintained a tariff of 125%. As a result, we are unable to predict sales

Food division sales are projected to grow in 2025 depending on how early production of the new food grade product might begin and any increased uptake for our existing polymer food product.

Tariffs: The current tariff on all our imports of raw materials from China into the US is between 30% and 58.5% depending on material. We will be very careful not to import materials unless we are sure the US customers are certain to purchase and are aware that increased tariffs will be added to their invoices once any remaining inventory is consumed.

Panama factory for international sales: We are developing a duplicate agriculture and polymer facility in the Country of Panama that will be capable of producing nearly all the products we sell to international customers. We estimate that first production from this factory will begin in Q3 2025. Equipment has begun to arrive and installation will begin soon. CAPEX and operational costs to develop the new plant have been funded by cash flow and retained earnings. There will be no need for debt or equity financing.

Once operational, nearly all of our products for international sale will be made in Panama using raw materials sourced without the US tariffs. There will also be advantages related to shipping; the new plant is 30 minutes from a port. Inbound raw materials and outbound finished goods will not have to be shipped across the US, to and from IL, for our international customers. Delivery times will be shortened by many days.

Reduced shipping times and no exposure to US tariffs on international sales could allow us to increase sales to existing customers and obtain new customers over the next 2 years.

Moving most agriculture and polymer production to Panama, frees space at the IL plant so that food grade production in the US can be optimized and expanded substantially as US customers are found.

Shipping and Inventory: Shipping prices are stable but higher than prior to covid. Shipping times are reasonable on the routes we use. During the transition of agriculture and polymer production from IL to Panama, we may still need to bring some raw materials to the US provided the customers are willing to pay the extra tariffs.

Raw material prices are stable but increasing slowly with inflation.

GLP-1 drug production line: The drug compounding industry is a logical, long-term progression for FSI so, when a production line for injectable drugs became available at an extremely low price, we bought it. We intend to de-risk our possible entry by securing sales prior to further expenditure and by finding partners. We will proceed only when we have reduced risk sufficiently.

Highlights of the financial results:

Sales for the quarter were down 19% compared with 2024; $7.47 MM vs $9.22 MM.

Profits: Q1 2025 recorded a loss of $278 thousand or 2 cents per share compared to a gain of $457 thousand or 4 cents per share in Q1 2024.

Two large customers engaged in inventory reductions during the Q and our ENP division had reduced sales compared to the year earlier period. We expect all of these weaknesses to end in Q2.

In addition, some costs incurred to prepare for the potential new revenue from the contract announced in January negatively affected Q1 profits because they are being expensed as they occur. Some costs for the Panama factory are also being expensed quarter by quarter. This will continue in Q2 for Panama expenses and in Q2 and Q3 for food products.

Thereafter, we expect profits to revert to past levels and increase as revenue grows.

Operating Cash Flow: This non-GAAP number is useful to show our progress especially with non-cash items removed for clarity. For Q1 2025, it was $480 thousand or 4 cents per share down from from $1.38 million or 11 cents per share in 2024.

Long-term debt: We continue to pay down our long-term debt according to the terms of the loans. The loan we used to buy our ENP division is paid in full in June this year. Our three-year note for equipment is fully paid in December 2025. This will free up over $2 million in cash flow per year for other purposes.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Monday May 19th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.